Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc. Announces Fiscal Second Quarter 2009 Sales

BRISBANE, CALIF. – January 8, 2009 – bebe stores, inc. (Nasdaq: BEBE) today reported retail sales of $176.3 million for the fiscal quarter ended January 3, 2009, a decrease of 12.7% compared to sales of $201.9 million for the fiscal quarter ended January 5, 2008. Same store sales for the fiscal quarter ended January 3, 2009 decreased 20.1% compared to a decrease of 7.9% in the prior year.

Retail sales for the year-to-date period ended January 3, 2009 were $333.6 million compared to $360.4 million for the year-to-date period ended January 5, 2008 a decrease of 7.4%.  Same store sales for the year-to-date period ending January 3, 2009 decreased 16.0% compared to a decrease of 8.5% for the year-to-date period ending January 5, 2008.

As of January 3, 2009, average finished goods inventory per square foot was approximately 19.2% lower as compared to the prior year.

Comparable store sales for the quarter were consistent with October results; however both November and December were more promotional than our incoming expectations in response to a deceleration in mall traffic resulting from a deterioration of the larger macro economic environment. Therefore, we currently anticipate fiscal second quarter earnings per share to be in the range of $0.05 to $0.09 based on 90 million diluted weighted average shares outstanding versus prior guidance of $0.12 to $0.16 earnings per share.

bebe stores, inc. provides additional information on a recorded message. Interested parties are invited to listen to the message by calling 1-877-232-3757.

bebe stores, inc. will host a conference call on Thursday, February 5, 2009 at 1:30 P.M. Pacific Time to discuss second quarter results.  Interested parties are invited to listen to the conference by calling (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 393-0872.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, bebe O and 2b bebe brand names. bebe currently operates 312 stores, of which 215 are bebe stores, 13 are 2b bebe stores, 19 are bebe outlet stores, 64 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

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